                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              The Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]                     [ ] Confidential, for Use of
Filed by a party other than the Registrant [ ]       the Commission Only (as
Check the appropriate box:                           permitted by Rule
[ ]  Preliminary Proxy Statement                     14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                             SOLO SERVE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         Common Stock, Preferred Stock
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                             SOLO SERVE CORPORATION





                                                                    June 1, 1998



Dear Stockholders:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Solo Serve Corporation to be held on Wednesday, July 15, 1998, at 10:00 a.m., at the San Antonio Airport Hilton Hotel, located at 611 N. W. Loop 410, San Antonio, Texas 78216. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in more detail in the Notice and Proxy Statement accompanying this letter.

         Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided as soon as possible. If you attend the meeting, you may revoke your proxy and vote in person.

         Thank you for your support and we hope to see you at the meeting.


         Robert J. Grimm
         Chairman of the Board

                             SOLO SERVE CORPORATION
                              1610 Cornerway Blvd.
                            San Antonio, Texas 78219

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 15, 1998


To the Stockholders of
Solo Serve Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Solo Serve Corporation (the "Company") will be held at the San Antonio Airport Hilton Hotel, located at 611 N. W. Loop 410, San Antonio, Texas 78216, on Wednesday, July 15, 1998 at 10:00 a.m., local time, for the following purposes:

                  (1)      To elect seven (7) members of the Board of Directors;

                  (2) To amend the Company's 1995 Incentive Stock Option Plan (the "Incentive Plan") to increase the number of shares of common stock, par value $.01 per share ("Common Stock"), of the Company available for grant pursuant to the Incentive Plan;

                  (3) To ratify the appointment of Ernst & Young LLP as the auditors for the Company for the fiscal year ended January 30, 1999; and

                  (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

         In accordance with the By-Laws of the Company, by resolution the Board of Directors has fixed the record date for the meeting at May 22, 1998. Only stockholders of record holding shares of Common Stock or shares of preferred stock, par value $.01 per share, of the Company, at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

         Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Company. A return envelope is enclosed for that purpose.


                                      By Order of the Board of Directors


                                                Ross E. Bacon
                                                Secretary

Dated:  June 1, 1998

                             SOLO SERVE CORPORATION
                              1610 Cornerway Blvd.
                            San Antonio, Texas 78219


                                 PROXY STATEMENT

                             -----------------------


         The accompanying Proxy is solicited by the Board of Directors of Solo Serve Corporation, a Delaware corporation (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on July 15, 1998 and at any adjournments thereof. The meeting will be held at the San Antonio Airport Hilton Hotel, located at 611 N.W. Loop 410, San Antonio, Texas 78216. The Company will bear the cost of the solicitation of proxies, which is expected to be made by mail. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about June 1, 1998.

                               VOTING AND PROXIES

         Only holders of record of shares of common stock, par value $.01 per share ("Common Stock"), and shares of preferred stock, par value $.01 per share ("Preferred Stock"), of the Company at the close of business on May 22, 1998 shall be entitled to vote at the meeting. There were 3,565,812 shares of Common Stock and 679,203 shares of Preferred Stock issued and outstanding on the record date. Stockholders of the Company are entitled to one vote for each share of Common Stock, or, in the case of shares of Preferred Stock, one vote for each share of Preferred Stock, held as of the record date. Any stockholder of the Company giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock of the Company, including shares of Common Stock and Preferred Stock, is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of outstanding shares of capital stock present at the meeting, in person or by proxy, voting together as a single class, is necessary for the election of directors, approval of the proposed amendments to the 1995 Incentive Stock Option Plan (the "Incentive Plan"), and/or ratification of the Company's independent auditors.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting. A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares of capital stock of the Company. The inspectors of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum. Abstentions are present and entitled to vote for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have the discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                          ITEM 1: ELECTION OF DIRECTORS

         The By-Laws of the Company provide that the number of directors which shall constitute the whole board shall be fixed and determined from time to time by resolution adopted by the Board of Directors. Presently there are five (5) members of the Board, divided into three classes. Pursuant to resolution of the Board of Directors, at the Annual Meeting, seven (7) directors are to be elected. Mr. Reynolds and Mr. Seiler are presently serving as directors of the Company. Mr. Reynolds and Mr. Gottsman, if elected, will serve as Class I directors and hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Mr. Seiler, Mr. Bacon and Dr. Taylor, if elected, will serve as Class II directors and hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Mr. Siegel and Ms. Richardson, if elected, will serve as Class III directors and hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

         Mr. Robert J. Grimm and Mr. Walter H. Teninga are not standing for re-election as members of the Board of Directors at the Annual Meeting.

         The proxies named in the accompanying Proxy, who have been designated by the Board of Directors, intend to vote for the above nominees for election as director, unless otherwise directed. Certain information concerning such nominees and the other directors, including all positions with the Company and principal occupations during the last five years, is set forth below:

         Stephen P. Reynolds, age 46, has been a director of the Company since 1981. Mr. Reynolds has been a General Partner of General Atlantic Partners since its formation in 1989, prior to which time he was the Treasurer of General Atlantic Corporation, a Delaware corporation ("GAC"). Mr. Reynolds is a member of the board of directors of several privately-held companies in which General Atlantic Partners, GAC, or one of their affiliates is an investor. Mr. Reynolds is a member of the board of directors of Brigham Exploration Company, Computer Learning Centers, Inc. and SS & C Technologies, Inc.

         John C. Seiler, age 62, has been a director of the Company since May 1988. Mr. Seiler was Vice President of Associated Dry Goods from 1972 to 1981, serving as Chairman and Chief Executive Officer of that company's Stewart Dry Goods Division (Louisville, KY) from 1974-1981. Mr. Seiler has maintained a retail consulting business, owned retail stores in Louisville (Ports International -- TABI International, 1982-1988), and served on the board of directors of Citizens Fidelity Bank and Trust

Co. (1974-1989), Maker's Mark Distillery (1976-1981), and Duty Free Shoppers Limited (1982-1986).

         Charles M. Siegel, age 59, became employed by the Company in August 1996 as President and Chief Executive Officer. He joined the Company as a full-time consultant and Acting Chief Operating Officer in early July 1996. Prior to joining the Company, Mr. Siegel was President, Chairman and Chief Executive Officer of 50-Off Stores, Inc., which in 1988 became the successor organization to Shoppers World stores, for which Mr. Siegel was a member of the founding executive group in 1975.

         Ross E. Bacon, age 53, became employed by the Company in July 1996 as Executive Vice President, Chief Financial Officer and Chief Operating Officer. Prior to joining the Company, Mr. Bacon was an independent financial consultant. From 1993 to 1994, Mr. Bacon was Vice President and Chief Financial Officer of Telecommunication Management, Inc. Prior to his employment with Telecommunication Management, Inc., from 1992 to 1993 Mr. Bacon was Vice President and Chief Financial Officer of Flowers to Go, Inc.

         Dr. Charles A. Taylor, 47, is the President of St. Philips College in San Antonio, Texas. Prior to his employment with St. Philips College, Mr. Taylor was Vice President of Kellogg Community College in Battle Creek, Michigan from 1987 to 1995.

         Christine Jo Richardson, 34, is President and Chairman of the Board of Corporate Travel Planners, Inc., in San Antonio, Texas, a company she founded in 1991.

         Charles L. Gottsman, 51, is President of Aetna Sign Group, Ltd. a company he founded in 1980.

                        INFORMATION CONCERNING DIRECTORS

         During the fiscal year ended January 31, 1998, the Board of Directors held eleven (11) meetings. All directors attended more than seventy five percent (75%) of these meetings. The Board of Directors also adopted resolutions by unanimous written consent on six (6) occasions.

         None of the directors, nominees for director, or the executive officers of the Company has a family relationship with any of the other executive officers or other nominees for director. Except for Mr. Teninga, who is a director of Great Lakes REIT and Developers Diversified Realty Corporation, and Mr. Reynolds, who is a director of Brigham Exploration Company, Computer Learning Centers, Inc., and SS & C Technologies, Inc., none of the directors or nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940.

Section 16(a) Beneficial Ownership Reporting Compliance

         Except as set forth in this paragraph, the Company believes, based solely on its review of the copies of Section 16(a) forms furnished to the Company and written representations from executive officers and directors, that all Section 16(a) filing requirements have been fulfilled. Messrs. Grimm, Reynolds, Seiler and Teninga each filed a Form 5 for transactions with respect to the fiscal year ended January 31, 1998 on April 16, 1998, which was twenty-nine (29) days after the date such report was due to be filed. Terry Lalosh and Mark J. Blankenship each filed a Form 3 for a transaction occurring on March 17, 1998 on April 20, 1998, which was twenty-four (24) days after the date such report was due to be filed.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors, which consists of Messrs. Reynolds, Seiler and Teninga, met one (1) time during the fiscal year ended January 31, 1998. The functions of the Audit Committee are to recommend the appointment of the Company's independent auditors, to review the arrangements for and the scope and results of the annual audit and to review internal accounting controls.

         The Compensation Committee of the Board of Directors, which consists of Messrs. Grimm, Reynolds, Seiler and Teninga, did not meet separately as a committee during the fiscal year ended January 31, 1998. The functions of the Compensation Committee are to review and make recommendations concerning the compensation of officers and other management personnel.

         The Stock Option Committee of the Board of Directors, which consists of Messrs. Reynolds and Seiler, did not meet separately as a committee during the fiscal year ended January 31, 1998. The function of the Option Committee is to administer the Solo Serve Corporation 1995 Incentive Stock Option Plan.

         The Board of Directors does not have a standing nominating committee or a committee which performs similar functions.

                 SECURITIES HOLDINGS OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS, NOMINEES AND OFFICERS

         Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of capital stock of the Company, each director and nominee for director, each of the named executive officers, and all directors and executive officers of the Company as a group, owned beneficially as of May 22, 1998, the number and percentage of outstanding shares of capital stock of the Company indicated in the following table. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated and the address of each of the persons listed is c/o the Company.

                              Beneficial Ownership

     Name and Address of          Number of Shares       Percentage        Number of Shares       Percentage
       Beneficial Owner         of Common Stock (1)     Common Stock     of Preferred Stock (1) Preferred Stock
       ----------------         -------------------     ------------     -------------------    ---------------

General Atlantic Corporation (2)       679,203 (3)           16% (3)           679,203               100%
       125 E. 56th Street
       New York, NY  10022
Robert J. Grimm (4)                     66,000              1.9%                  0                    0%
Charles M. Siegel (5)                1,115,000             30.4%                  0                    0%
       1403 Fortune Hill
       San Antonio, Texas 78258
Ross E. Bacon (6)                      366,562             10.1%                  0                    0%
       2279 Encino Loop
       San Antonio, Texas 78259
Terry Lalosh (7)                       328,562              9.2%                  0                    0%
       105 Ponca Bend
       San Antonio, Texas 78231
Mark J. Blankenship (8)                349,971              9.8%                  0                    0%
       733 Patterson Ave.
       San Antonio, Texas 78209
Stephen P. Reynolds (9)                 16,000                *                   0                    0%
John C. Seiler (10)                     18,500                *                   0                    0%
All Executive Officers and           2,260,595             59.7%                  0                    0%
Directors as a group (7
persons)(11)

-----------

*      less than 1%
(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.
(2) General Atlantic Corporation ("GAC") is a Delaware corporation whose principal business is holding and managing investments for its own account. The shares directly owned by GAC are deemed to be beneficially owned by GAC's direct and indirect controlling stockholders. GAC is, through a number of intermediary holding companies, a wholly-owned subsidiary of General Atlantic Group Limited, a Bermuda corporation, whose principal business is holding and managing investments for its own account. The address of General Atlantic Group Limited is Washington Mall II, Church Street, Hamilton 5, Bermuda. General Atlantic Group Limited is, through an intermediate holding company, a wholly-owned subsidiary of The Atlantic Foundation, a Bermuda grant-making, charitable corporation. The address of The Atlantic Foundation is P. O. Box HM 666, Clarendon House, Church Street, Hamilton, HM CX, Bermuda. No natural person beneficially owns the securities owned by The Atlantic Foundation.
(3) Includes 679,203 shares of Preferred Stock, each of which is convertible into a share of Common Stock, and votes on a share-for-share basis with the shares of Common Stock.
(4) Includes 16,000 shares issuable upon exercise of stock options, and does not include options to purchase 4,000 shares of Common Stock, none of which are exercisable within 60 days
(5) Includes 100,000 shares issuable upon exercise of stock options, all of which are vested.
(6) Includes 50,000 shares issuable upon exercise of stock options, all of which are vested.
(7) Includes 12,000 shares issuable upon exercise of stock options, and does not include options to purchase 4,000 shares of Common Stock, none of which are exercisable within 60 days.
(8) Includes 12,000 shares issuable upon exercise of stock options, and does not include options to purchase 4,000 shares of Common Stock, none of which are exercisable within 60 days.
(9) Includes 16,000 shares issuable upon exercise of stock options, and does not include options to purchase 4,000 shares of Common Stock, none of which are exercisable within 60 days.
(10) Includes 16,000 shares issuable upon exercise of stock options, and does not include options to purchase 4,000 shares of Common Stock, none of which are exercisable within 60 days.
(11) Includes 222,000 shares issuable upon exercise of stock options, and does not include options to purchase 20,000 shares of Common Stock, none of which are exercisable within 60 days.

Change of Control

         In October 1997 and March 1998 certain members of Company management (the "Management Holders") acquired a total of 1,964,686 shares of the Company's Common Stock from General Atlantic Corporation, a Delaware corporation ("GAC"). This represented all of GAC's shares of Common Stock and 709,686 of its shares of Preferred Stock, which were converted into shares of Common Stock at the time of the sale. GAC continues to own 679,203 shares of the Company's Preferred Stock, which represents 16.0% of the aggregate voting stock of Solo Serve and all of the Company's issued and outstanding shares of Preferred Stock.

         In connection with the acquisition of shares of capital stock of the Company by the Management Holders, GAC and the Management Holders entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement provides that no party thereto will sell, exchange, transfer or otherwise dispose of shares of the Company's Common Stock or Preferred Stock owned by such stockholder without the prior written consent of the other parties thereto and no party will exercise incentive stock options or other rights to acquire capital stock or will otherwise acquire capital stock of the Company without the prior written consent of the others. The Stockholders Agreement provides that the certificates representing shares of capital stock of the Company currently held by the parties, as well as any additional shares issued to the parties, shall each bear a legend evidencing the existence of the Stockholders Agreement and the restrictions upon transfer contained therein. The Stockholders Agreement terminates on March 17, 2001 unless terminated earlier or extended by agreement of all parties.

         See "Certain Transactions."

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors was comprised during the fiscal year ended January 31, 1998 of Robert J. Grimm, Stephen P. Reynolds, John C. Seiler and Walter A. Teninga. The Committee is responsible for establishing policies and administering programs relating to the compensation of senior executives of the Company. The Committee's decisions and recommendations are reviewed by the full Board of Directors. A separate Stock Option Committee of the Board of Directors, consisting of Stephen P. Reynolds and John C. Seiler, administers the Incentive Plan. Historically, the Compensation Committee and Board of Directors have considered stock options to be an important part of executive compensation.

Compensation Policy

         The goal of the Company's executive compensation policy is to ensure that executive compensation is aligned with the enhancement of long-term stockholder value through:

         o Attracting, developing and retaining highly qualified and motivated individuals.

         o Providing compensation levels that are competitive with the Company's industry and geography, and that fairly and equitably reflect the individual's contributions to the Company.

         o Directly relating individual compensation to Company performance and the attainment of individual objectives.

         o Emphasizing equity incentives to ensure a commonality of interest of individuals with stockholders.

The principal components of executive compensation are base salary, annual incentive bonuses, stock options and various employee benefits (including medical and life insurance and 401(k) plan benefits available to all employees of the Company). Each year the Committee reviews the elements of compensation to ensure that the total compensation structure meets the objectives outlined above.

Base Salary

         The Committee reviews each executive officer's base salary annually. In determining appropriate salary levels for each executive, the Committee considers level and scope of responsibility, compensation levels for similar executives of companies comparable in size and industry, fairness with respect to the base salary of other executives with the Company, and individual performance and attainment of personal goals. Assessment of individual performance and attainment of personal goals include both aspects which are measurable by financial accounting tools and non-measurable aspects such as development and execution of strategic plans, execution of operational functions, development of employees and leadership with the Company. Messrs. Siegel, Bacon, Lalosh and Blankenship are the only Company executives whose base salaries are contractually set.

Incentive Compensation

         Each year the Company establishes an annual incentive bonus plan in which all of the Company's senior executives are eligible to participate, pursuant to which individual bonuses are determined by the Company's net income. Each individual has a target bonus amount which is paid if the Company achieves its targeted net income. The Board of Directors sets the target net income amount annually. The specific objective of the program is to incentivize the management team to create consistently higher net income. For the fiscal year ended January 31, 1998, since targeted net income levels were not achieved, no bonuses were paid pursuant to this bonus plan. For the fiscal year ended January 31, 1998, Mr. Siegel was paid a bonus pursuant to his employment agreement.

         After the end of the fiscal year ended January 31, 1998, the Company entered into employment agreements with each of Messrs. Siegel, Bacon, Lalosh and Blankenship. Messrs. Siegel, Bacon, Lalosh and Blankenship are all eligible for certain incentive compensation as more specifically described in their respective employment agreements.

         See "Agreements Relating to Employment."

Incentive Stock Options

         The Committee believes that equity incentives are a critically important component of executive compensation and ensure commonality of interests between management and stockholders. The Company has established the Incentive Plan, which is administered by a Stock Option Committee. Stock option grants have been made to senior executives based on their position in the Company and ability to impact the Company's growth. The Board believes that periodic grants of stock options have played an important role in attracting and retaining the Company's current management team.

Deductibility of Compensation

         In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the new tax law, the performance measures must be approved by the stockholders. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

                      Members of the Compensation Committee

                                 Robert J. Grimm
                               Stephen P. Reynolds
                                 John C. Seiler
                                Walter H. Teninga

                      Members of the Stock Option Committee

                               Stephen R. Reynolds
                                 John C. Seiler

Compensation Summary

         The following table sets forth a summary of compensation for the fiscal years ended February 3, 1996, February 1, 1997 and January 31, 1998 paid by the Company to Charles M. Siegel, the President and Chief Executive Officer of the Company, and the Company's three most highly compensated executive officers for the fiscal year ended January 31, 1998. The Company did not have any executive officers other than Messrs. Siegel, Bacon, Lalosh and Blankenship whose total annual salary and bonus exceeded $100,000 for the fiscal year ended January 31, 1998.

                           SUMMARY COMPENSATION TABLE


                                                                         Long Term Compensation
                                                                    --------------------------------
                                    Annual Compensation                   Awards          Payouts
                      --------------------------------------------- ------------------ -------------
                                                          Other
Name                                                      Annual    Restricted                       All Other
and                                                      Compen-      Stock      Stock      LTIP      Compen-
Principal              Fiscal                             sation    Award(s)    Options    Payouts    sation
Position                year    Salary ($)    Bonus ($)     ($)        ($)      (Shares)     ($)        ($)
        (a)             (b)        (c)        (d)           (e)        (f)        (g)        (h)        (i)
--------------------- --------- ---------- ------------  ---------- ---------- ---------- ---------- ----------
Charles M. Siegel,      1997    $304,468   $30,000          $0         $0            0       $0         $0
   President and        1996    $173,679   $100,000         $0         $0      100,000       $0         $0
   Chief Executive
   Officer (1)

Ross E. Bacon,          1997    $125,234   $      0         $0         $0            0       $0         $0
   Executive Vice       1996    $ 64,801   $      0         $0         $0       50,000       $0         $0
   President, Chief
   Operating
   Officer, Chief
   Financial
   Officer,
   Secretary and
   Treasurer (2)

Terry Lalosh,           1997    $138,209   $      0         $0         $0            0       $0      $1,232
   Senior Vice          1996    $127,904   $ 28,420         $0         $0       16,000       $0      $5,012
   President and        1995    $ 55,462   $ 32,000         $0         $0            0       $0      $8,858
   General
   Merchandise
   Manager (3)

Mark J. Blankenship,    1997    $108,315   $      0         $0         $0            0       $0         $0
   Senior Vice          1996    $106,705   $      0         $0         $0       16,000       $0         $0
   President of         1995    $ 89,167   $ 10,000         $0         $0            0       $0         $0
   Planning and
   Allocation (4)

--------------

(1) Mr. Siegel became a consultant to the Company on June 26, 1996 pursuant to the terms of a Consulting Agreement. On August 8, 1996, Mr. Siegel entered into an employment agreement with the Company and was appointed President of the Company. In October 1997, the Company entered into a new five-year employment agreement with Mr. Siegel which amends the terms of Mr. Siegel's previous employment agreement and provides that Mr. Siegel will continue to serve as President and Chief Executive Officer of Solo Serve. See "Agreements Related to Employment." The amount listed as "salary" for the fiscal year ended February 3, 1996 includes consulting fees of $42,854. The $100,000 bonus was part of the compensation package paid upon execution of his employment agreement. At January 31, 1998, Mr. Siegel held options to purchase 100,000 shares of Common Stock, all of which were vested and none of which were at an exercise price lower than the market price of shares of the Common Stock on that date.
(2) Mr. Bacon joined the Company in July 1996. At January 31, 1998, Mr. Bacon held options to purchase 50,000 shares of Common Stock, all of which were vested and none of which were at an exercise price lower than the market price of shares of the Common Stock on that date.
(3) Mr. Lalosh joined the Company in August 1995. Compensation listed in column (i) reflects relocation expenses reimbursed by the Company to Mr. Lalosh in the amount of $1,232, $5,012 and $8,858 during the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996, respectively. At January 31, 1998, Mr. Lalosh held options to purchase 16,000 shares of Common Stock, 12,000 of which were vested and none of which were at an exercise price lower than the market price of shares of the Common Stock on that date.
(4) Mr. Blankenship joined the Company in April 1994. At January 31, 1998, Mr. Blankenship held options to purchase 16,000 shares of Common Stock, 12,000 of which were vested and none of which were at an exercise price lower than the market price of shares of the Common Stock on that date.

               OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 31, 1998

         Pursuant to the Incentive Plan, the Company grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The Incentive Plan is administered by the Stock Option Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option. The Company made no grants of options pursuant to the Incentive Plan to any of Messrs. Siegel, Bacon, Lalosh and Blankenship in the fiscal year ended January 31, 1998.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The table below reflects exercises of stock options during the fiscal year ended January 31, 1998 by Messrs. Siegel, Bacon, Lalosh and Blankenship and the fiscal year end value of unexercised options held by Messrs. Siegel, Bacon, Lalosh and Blankenship.

                                                                             Number of         Value of unexercised
                                                                       securities underlying       in-the-money
                                                                        unexercised options         options at
                                                                         at fiscal year-end       fiscal year-end
                                Shares                                          (#)                     ($)
                              acquired on               Value               Exercisable/           Excercisable/
         Name                exercise (#)           Realized ($)           Unexercisable           Unexercisable
          (a)                     (b)                    (c)                    (d)                     (e)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Charles M. Siegel                  0                      0                   100,00/0               $12,505/0
Ross E. Bacon                      0                      0                   50,000/0               $4,689/0
Terry Lalosh                       0                      0                 12,000/4,000            $1,876/625
Mark J. Blankenship                0                      0                 12,000/4,000            $1,876/625

Performance Graph

         Set forth below is a performance graph comparing annual cumulative total stockholder return on the shares of the Common Stock of the Company with
(a) the annual cumulative total stockholder return on stocks included in the NASDAQ composite index and (b) the annual cumulative total stockholder return on stocks included in the NASDAQ Retail Stock Index. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable period. The periods compared are the Company's fiscal years from January 1993 to January 1998.
The graph indicates cumulative stockholder return data for both the period from January 29, 1993 through February 8, 1996, during which time the shares of the Common Stock of the Company were traded on NASDAQ/NMS, and the period from February 9, 1996 through January 30, 1998, during which time the shares of the Common Stock of the

Company have been traded on the over-the-counter market and quotes for shares of Common Stock have been carried in the "pink sheets."

                                    [GRAPH]

                                     LEGEND

Symbol         Total Returns Index for:           01/29/93   01/28/94   01/27/95   02/02/96   01/31/97   01/30/98
------         ------------------------           --------   --------   --------   --------   --------   --------
______         Solo Serve Corporation              100.0       30.0       10.0        2.9        0.5        2.4
 ...........    Nasdaq Stock Market (US Companies)  100.0      114.4      110.3      156.7      203.3      240.3
_ _ _ _ _ _    Nasdaq Retail Trade Stocks          100.0      106.4       95.4      107.1      131.5      153.4
               SIC 5200-5599, 5700-5799, 5900-
               5999 US & Foreign

Notes:
       A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
       B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
       C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
       D.      The index level for all series was set to $100.00 on 01/29/93.
       E.      No trading activity recorded for Solo Serve on 7/25/95.

Compensation of Directors

         Directors who are not also officers or full-time employees of the Company were eligible to receive a total retainer fee of $12,500 for the fiscal year ended January 31, 1998. These directors were also eligible to receive $1,000 for each duly called meeting of the Board of Directors that such persons attended (not to exceed $4,000 per year) and $250 for each telephonic meeting of the Board of Directors in which they participated, and were reimbursed for reasonable expenses of travel, meals and accommodations in connection with meetings during the fiscal year ended January 31, 1998.

         Each director of the Company, other than Mr. Siegel, has previously been granted options (the "Initial Director Options") to purchase 20,000 shares of Common Stock under the Solo Serve Corporation Director Option Plan (the "Director Plan"), which options become exercisable in five equal installments on each of the first five anniversaries of the date of grant. There are currently outstanding options to purchase 80,000 shares of Common Stock under the Director Plan. On June 17, 1997, the Board of Directors of the Company approved an amendment to the Director Plan pursuant to which the exercise price of each of the outstanding Initial Director Options was reduced from $2.125 to $.1875 per share. On April 14, 1998, the Board of Directors approved an amendment to the Director Plan which provides that each director who joins the Board for the first time on or after September 1, 1995 will be granted an option to purchase 15,000 shares of Common Stock on the date such person becomes a director of the Company. In addition, the Board amended the Director Plan to provide that all options granted pursuant to the Director Plan after April 14, 1998 will become exercisable in three equal installments on each of the first three anniversaries of the date of grant.

         In addition to the initial grants of options to new directors, pursuant to the Director Plan, directors receive annual grants thereafter of 1,000 options, on the first day following the respective Annual Meeting of Stockholders of the Company after September 1, 1995, provided that the director remains a member of the Board on such date. The option price per share for each option is the fair market value (as defined in the Director Plan) of the Common Stock on the date of grant.

         Mr. Grimm and the Company are parties to a consulting agreement (the "Grimm Consulting Agreement") which provides for a term expiring on July 31, 1998. Pursuant to the terms of the Grimm Consulting Agreement, Mr. Grimm received a consulting fee of $50,000 as well as life and health insurance benefits during the fiscal year ended January 31, 1998. The Grimm Consulting Agreement may be terminated prior to July 31, 1998 upon Mr. Grimm's death or incapacity, upon the Company's bankruptcy or with cause. Under the terms of the Grimm Consulting Agreement, Mr. Grimm may not compete with the Company within a geographical area consisting of Bexar County, Texas and the contiguous counties of Texas for a period of five years following the termination of the Grimm Consulting Agreement.

Agreements Relating to Employment

         On August 8, 1996, the Company entered into an employment agreement (the "1996 Siegel Employment Agreement") with Mr. Siegel. Pursuant to the 1996 Siegel Employment Agreement, Mr. Siegel became President and Chief Executive Officer of the Company. Mr. Siegel was eligible under the 1996 Siegel Employment Agreement to receive severance benefits equal to six months' base salary if he is terminated by the Company without "cause" as that term is defined in the 1996 Siegel Employment Agreement. The 1996 Siegel Employment Agreement terminated a previous consulting agreement, except for the obligations of confidentiality and non-competition, which remained in force, and the retention by Mr. Siegel of the 25,000 stock options granted with the consulting agreement. The 1996 Siegel Employment Agreement also contained independent obligations of confidentiality, and prohibited Mr. Siegel from investing or becoming employed by or associated with 50-Off Stores or actively soliciting the employment or hiring of any Company personnel for a period of twenty-four months following termination of the Siegel Employment Agreement. The Siegel Employment Agreement provided for a term ending February 1, 1999, a sign-on bonus of $100,000, an annual base salary of $300,000, and a grant of options to purchase 75,000 shares of Company common stock.

         In October 1997, the Company entered into a new five-year employment agreement with Mr. Siegel which amends the terms of the 1996 Siegel Employment Agreement and provides that Mr. Siegel will continue to serve as President and Chief Executive Officer of Solo Serve at an initial base salary of $312,000 per year, subject to a 4% per annum increase each September during the employment term. The new agreement also provides for a bonus of $30,000 payable in April 1998 and in April 1999 and deferred compensation in an aggregate amount up to twice Siegel's base salary under the 1996 Siegel Employment Agreement, vesting 15%, 30%, 45%, 60%, and 100%, respectively, over the five-year term of the new agreement. The new employment agreement also provides for severance pay of up to two years' base salary as severance if he is terminated by the Company without Cause, as that term is defined in the new agreement.

         On July 8, 1996, the Company entered into a letter agreement with Ross
E. Bacon (the "Bacon Letter Agreement") pursuant to which Mr. Bacon was offered (and subsequently accepted) employment with the Company. Under the Bacon Letter Agreement, Mr. Bacon was to receive severance benefits equal to three (3) month's base salary if he was terminated without "cause" (as defined in the Bacon Letter Agreement) during the first six (6) months of his employment with the Company, and six (6) months' base salary if he is terminated without cause after six months from beginning his employment with the Company.

         On March 17, 1998, the Company entered into three-year employment agreements with each of Messrs. Bacon, Lalosh and Blankenship (the "Management Employment Agreements"). The Management Employment Agreement for Mr. Bacon terminated the Bacon Letter Agreement. Each of the Management Employment Agreements provides for a term of employment until March 17, 2001, or until earlier termination as provided therein. Under each of the Management Employment Agreements, the employee shall receive an annual salary and, if the Company is profitable, a bonus based upon a formula, which bonus cannot exceed fifteen percent (15%) of the employee's annual salary. The Company may, but is not obligated to, pay to the employee a discretionary bonus if the Company does not make a profit. Each of the Management Employment Agreements provides for the employee to receive all medical, life insurance and retirement benefits and to be eligible for vacations, sick leave and other personal time in accordance with the Company's existing policies for senior executives and/or employees.

         The Management Employment Agreements further provide that upon termination the Company shall pay to each employee his salary through the termination date. In the case of termination by the Company other than for cause, each of the Management Employment Agreements provides that the Company shall also pay to the employee six months' salary and, if notice of termination was delivered by the employee during the fourth quarter of any fiscal year, a prorated amount of any bonus the employee would otherwise have been entitled to receive during such fiscal year. The Management Employment Agreements also contain confidentiality provisions and a limited noncompetition agreement.

Compensation Committee Interlocks and Insider Participation

         Mr. Grimm, who previously served as an officer of the Company and is currently the Chairman of the Board of the Company, served on the Compensation Committee of the Board of Directors in the fiscal year ended January 31, 1998. Mr. Grimm is not standing for re-election as a member of the Board of Directors at the Annual Meeting.

                              CERTAIN TRANSACTIONS

         Prior to the Company's initial public offering (the "Initial Public Offering"), the Company and GAC had been members of an affiliated group (the "Group") within the meaning of ss.1504(a) of the Internal Revenue Code oF 1986, as amended (the "Code"), and had been filing consolidated income tax returns. GAC was the common parent of the Group. GAC and the Company had entered into an agreement regarding tax allocation providing for the allocation of taxes for the years that they were members of the Group.

         The Company and GAC, on April 17, 1992, entered into an agreement regarding tax consequences of deconsolidation, the primary purposes of which are
(i) to ensure adequate communication and cooperation between GAC and the Company after the closing of the Initial Public Offering; (ii) to ensure that the Company will be entitled to any refund or credit resulting from the carryback of a net operating loss or credit generated in a taxable year or period beginning after the closing of the Initial Public Offering; (iii) to provide that both GAC and the Company will agree to pay to the other party who suffers a tax detriment as a result of a subsequent Internal Revenue Service audit adjustment any accompanying tax benefit that such party may receive; (iv) to provide that GAC will indemnify the Company for any tax liability imposed upon (x) the Group (other than the Company) for any taxable year or period, and (y) the Company or for which the Company may be liable for any taxable year or period ending on or before the closing of the Initial Public Offering; and (v) to provide that the Company will indemnify GAC for any tax liability of the Company for any taxable year or period beginning after the closing of the Initial Public Offering.

         Pursuant to the terms of the Registration Rights Agreement by and among the Company, GAC, and Robert J. Grimm dated as of March 6, 1992, the Company has granted certain registration rights to GAC and Mr. Grimm. Under the terms of the Registration Rights Agreement, in the event that the Company proposes to register any of its securities under the Securities Act for its own account, except in certain circumstances, GAC and Mr. Grimm are entitled to include shares of Common Stock in such registration ("Piggyback Registration"), subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. The Company has agreed to pay all expenses in connection with a Piggyback Registration. GAC has the additional right to require ("Demand Registration") the Company to register shares of Common Stock under the Securities Act at any time after the effective date of the Initial Public Offering, and the Company is required to effect such registration, subject to certain conditions and limitations. GAC is required to bear the expenses of each Demand Registration. GAC has the right to require the Company to effect three such Demand Registrations; provided, however, that GAC shall not be entitled to more than one Demand Registration in any period of 180 days. The Company need not comply with the Demand Registration if the fair market value of the shares of Common Stock to be registered does not equal or exceed $5,000,000. To the Company's knowledge, GAC has no current plans to require a Demand Registration. The Company has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, GAC and Mr. Grimm in connection with a Demand Registration and a Piggyback Registration.

         On October 2, 1997, the Company replaced its existing revolving credit facility with a $12 million revolving credit facility (the "Credit Facility") with Sanwa Business Credit Corporation ("Sanwa"). In addition to advances made to the Company under the Credit Facility based upon the percentage of eligible inventory, Sanwa made available to the Company an additional $750,000 upon receipt of a letter of credit in such amount from GAC, one of the Company's principal stockholders. In consideration for GAC's providing the $750,000 standby letter of credit to Sanwa, the Company granted GAC a second lien security interest (subordinated to Sanwa) on the assets of the Company pledged to Sanwa.

         On March 17, 1998, the Company amended its Credit Facility to increase the Company's access to working capital and amend certain covenants.

         The Amendment waives compliance with the financial covenants at January 31, 1998, eliminates the Company's minimum net worth covenant entirely, and revises the interest coverage covenants for 1998. The Amendment also increases the advance rate on the Company's eligible inventory from 65% to 70% immediately through December 10, 1998 and provides for an additional $600,000 available to borrow based upon a new $600,000 letter of credit in favor of Sanwa provided by GAC. The new $600,000 letter of credit, which is anticipated to terminate thirty
(30) days after consummation of the pending sale of three of the Company's owned store locations, is in addition to an existing $750,000 letter of credit previously provided by GAC, which is anticipated to terminate December 31, 1998. The letters of credit are secured by a second lien on substantially all of the assets of the Company other than real estate.

         On October 2, 1997, Charles M. Siegel, President and Chief Executive Officer of the Company, and a related family trust loaned the Company an aggregate amount of $500,000 (the "Siegel Loan"). The Siegel Loan bears interest at a rate of prime plus 1%, and requires monthly payments of interest only for a period of five years, at which time the principal becomes due (October 31, 2002). The Siegel Loan is subordinate to the Credit Facility and to repayment by the Company of any amounts advanced under the letter of credit issued by GAC. The Company may not repay any principal due under the Siegel Loan without Sanwa's prior consent and may make interest payments to Mr. Siegel only if there is no existing default by the Company under the Credit Facility. In addition, on October 2, 1997, Mr. Siegel purchased from GAC 1,255,000 shares of Common Stock, representing all of the shares of Common Stock owned by GAC, and his employment contract with the Company was amended.

         On March 17, 1998, each of three members of senior management, Ross E. Bacon, Executive Vice President, Chief Operating Officer and Chief Financial Officer, Terry Lalosh, Senior Vice President and General Merchandise Manager, and Mark Blankenship, Senior Vice President of Planning and Allocation, provided a $100,000 certificate of deposit for the benefit of GAC to collateralize in part the $600,000 and $750,000 letters of credit.

         Additionally, on March 17, 1998, each of Messrs. Bacon, Lalosh and Blankenship acquired 236,562 shares of the Company's Common Stock from GAC, which shares GAC received upon conversion of an equal number of shares of the Company's Preferred Stock. GAC continues to own 679,203 shares of the Company's Preferred Stock, which represents approximately 16% of the aggregate voting stock of the Company. Also, on March 17, 1998, Charles M. Siegel, Chief Executive Officer of the Company, transferred to each of Messrs. Bacon, Lalosh and Blankenship 80,000 shares of Common Stock. Mr. Siegel continues to own 1,015,000 shares of Common Stock. The stock transferred by Mr. Siegel to Messrs. Bacon, Lalosh and Blankenship was transferred for no stated consideration.

         In connection with the acquisition of shares of capital stock of the Company by Messrs. Bacon, Lalosh and Blankenship, GAC, Siegel, Bacon, Lalosh and Blankenship entered into the Stockholders Agreement, as described in this Proxy Statement under the caption "Change of Control." In addition, Solo Serve entered into three-year employment agreements with each of Messrs. Bacon, Blankenship, and Lalosh. See "Agreements Related to Employment."

            ITEM 2: AMENDMENT OF THE 1995 INCENTIVE STOCK OPTION PLAN

         Stockholder approval is being sought to amend the Company's 1995 Incentive Stock Option Plan (the "Incentive Plan") to increase the number of shares of Common Stock, or Common Stock equivalents, which are available for grants to the Plan's participants pursuant to the terms of the Incentive Plan.

History and Operation of the Incentive Plan

         Under the Incentive Plan, the Stock Option Committee of the Board of Directors (the "Committee") may make grants of awards to officers, key employees, consultants and advisors of the Company ("Eligible Persons"). The Committee may grant stock options ("Options"), stock appreciation rights ("SARs"), shares of restricted stock ("Restricted Stock") and any other form of compensation that the Committee determines is consistent with the purpose of the Incentive Plan. During the fiscal year ended January 31, 1998, no Eligible Persons received grants of awards under the Incentive Plan.

         Currently the maximum number of shares of Common Stock or Common Stock equivalents which may be made subject to grants under the Incentive Plan under all forms of awards is 500,000.

         As of January 31, 1998, 260,000 shares of Common Stock remained subject to Options and the Company had 240,000 Options available for future grant under the Incentive Plan. On May 26, the Board of Directors made grants to employees of Options to purchase an aggregate of 75,000 shares of Common Stock.

         No SARs or shares of Restricted Stock have been granted under the Incentive Plan.

         The Committee may grant Incentive Stock Options ("ISOs"), as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Options not qualifying for treatment as ISOs ("Nonstatutory Stock Options"). Subject to applicable provisions of the Code, the Committee determines the recipients of Options and the terms of the Options, including the number of shares for which an Option is granted, the term of the Option and the time(s) when the Option can be exercised. Restrictions on the exercise of an Option may at the discretion of the Committee be contained in the agreement with the participant or in the Committee's procedures. Each ISO must comply with all the requirements of Section 422 of the Code. The Committee may in its discretion waive any condition or restriction on the exercise of an Option and may accelerate the time at which any Option is exercisable.

         The price per share of Common Stock subject to an Option (the "Option Price") is set by the Committee. The Committee also determines the manner in which the Option Price of an Option may be paid, which may include the tender of cash or securities or the withholding of Common Stock or cash to be received through grants or any other arrangement satisfactory to the Committee.

         The Board of Directors may at any time amend, suspend, or terminate the Incentive Plan without stockholder approval or the approval of participants, except that (i) stockholder approval is required if any action may increase the total number of shares of Common Stock subject to the Incentive Plan (other than pursuant to the adjustment provisions of the Incentive Plan) and (ii) the approval of participants is required if certain modifications are to be made following an event effectively constituting a Change in Control (as defined in the Incentive Plan) of the Company.

         In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, the Committee shall make such adjustments, if any, to outstanding grants and the Incentive Plan as it deems appropriate.

         Awards under the Incentive Plan may not be granted after January 31, 2005.

Proposed Incentive Plan Amendment

         Under the proposed amendment, the number of shares available for awards under the Incentive Plan will increase by 250,000 shares.

         The Board of Directors believes that this amendment is essential to maintain the Company's balanced and competitive total compensation program. Without this amendment, the Company will not have sufficient shares of Common Stock available under the Incentive Plan to provide for continued Option grants consistent with the purpose of the Incentive Plan and the Company's normal compensation practices. The Company uses the Incentive Plan to relate a portion of the Company's key employees' total compensation directly to improvement in stockholder value. The Incentive Plan also supports the Company's ability to attract and retain highly qualified personnel in key positions. In order to maintain the continuity and consistency of the program, as well as to minimize administrative costs and complexity, the Board of Directors recommends amending the Incentive Plan to authorize additional shares rather than adopting and implementing an entirely new plan.

         The amendment will not be effective unless it is approved by the Company's stockholders.

Federal Income Tax Consequences

         Commencing in taxable years beginning on or after January 1, 1994, a publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to an executive officer who is the chief executive officer or one of the four other highest paid executive officers in excess of $1 million in any taxable year (the "$1 Million Cap"). In general, compensation received on account of the exercise of options that were granted on or prior to February 17, 1993 will not be subject to the $1 Million Cap. Also, certain other performance-based compensation may not be subject to the $1 Million Cap. Compensation attributable to the exercise of options and other awards granted after February 17, 1993, however, may be counted in determining whether the $1 Million Cap has been exceeded in any taxable year if such compensation does not qualify as performance-based compensation. The Company believes that any Options and SARs to be granted under the Incentive Plan with an exercise price at or above the fair market value of the Common Stock on the date of grant will qualify as performance-based compensation and not be subject to the $1 Million Cap. However, whether (i) the grant of Restricted Stock or any other types of awards under the Incentive Plan are subject to the $1 Million Cap, (ii) the $1 Million Cap with respect to such an executive will be exceeded and (iii) the Company's deductions for compensation paid in excess of the $1 Million Cap will be denied, will depend on the resolution of various factual and legal issues that cannot be determined at this time.

         Under the Code, a participant receiving a Nonstatutory Stock Option generally does not realize taxable income upon the grant of the Option. A participant does, however, realize ordinary income upon the exercise of a Nonstatutory Stock Option to the extent that the fair market value of the Common Stock on the date of exercise exceeds the Option Price. The Company may deduct for federal income tax purposes (subject to the $1 Million Cap, if applicable, and subject to satisfying the federal income tax withholding requirements) an amount equal to the ordinary income so realized by the participant. Upon the subsequent sale of the shares acquired pursuant to a Nonstatutory Stock Option, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant. There will be no tax consequences to the Company upon the subsequent sale of shares acquired pursuant to a Nonqualified Stock Option.

         The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the employment requirements specified in the Code are satisfied, although such exercise may give rise to alternative minimum taxable income for the participant. In addition, if the participant does not dispose of the Common Stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the Common Stock will be a long-term capital gain or loss, assuming the shares represent a capital asset in the participant's hands.

         The statutory holding period for the Common Stock acquired pursuant to the exercise of an ISO is the later of two years from the date the ISO is granted or one year from the date the Common Stock is transferred to the participant pursuant to the exercise of the ISO. If the employment and statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the Common Stock received upon exercise of the ISO. If these requirements are not satisfied, the amount of ordinary income taxable to the participant is the lesser of

         (i) the fair market value of the Common Stock on the date of exercise minus the Option Price, or

         (ii) the amount realized on disposition minus the Option Price. The Company may deduct for federal income tax purposes (subject to the $1 Million Cap, if applicable) an amount equal to the ordinary income so realized by the participant.

         A recipient does not realize taxable income upon the grant of an SAR but realizes ordinary income upon its exercise to the extent of the fair market value of the Common Stock subject to the SAR on the date of the exercise and the Company may then deduct for federal income tax purposes (subject to the $1 Million Cap, if applicable, and subject to satisfying federal income tax withholding requirements) an amount equal to the ordinary income realized by the participant. Upon the subsequent sale of shares acquired pursuant to an SAR, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant.

         In general, a participant receiving Restricted Stock does not realize taxable income on the grant of Restricted Stock. A participant will, however, realize ordinary income when the Restricted Stock becomes vested to the extent that the fair market value of the Common Stock on that date exceeds the price, if any, paid for the Restricted Stock or, if no price were paid, to the extent of the fair market value of the Common Stock on that date. However, the participant may elect (within 30 days after the grant of Restricted Stock) to realize taxable income on the date of the grant to the extent of the fair market value of the Restricted Stock (determined without regard to restrictions on transferability and any substantial risk of forfeiture). If such election is made, the participant will not realize taxable income when the Restricted Stock becomes vested. In addition, if such an election is made and the Restricted Stock is subsequently forfeited, the participant is not entitled to a deduction but will be allowed a capital loss, if any, equal to the amount paid for such shares. Upon a subsequent sale of vested Restricted Stock, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant. The Company may deduct for federal income tax purposes (subject to the $1 Million Cap, if applicable, and subject to satisfying federal income tax withholding requirements) an amount equal to the ordinary income realized by the recipient of the Restricted Stock. Dividends paid to the participant on Restricted Stock during the restricted period are ordinary compensation income to the participant and deductible as such by the Company (subject to the $1 Million Cap, if applicable).

         If the exercisability of an Option or an SAR or the elimination of restrictions on Restricted Stock is accelerated, or special cash settlement rights are triggered and exercised, as a result of a Change in Control, all or a portion of the value of the relevant award at that time may be deemed a "parachute payment" for purposes of determining whether a 20% excise tax is payable by the participant as a result of the receipt of an "excess parachute payment" pursuant to Section 4999 of the Code. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

Additional Information

         The Board of Directors of the Company approved the following grants by unanimous written consent on May 26, 1998, in each case subject to the approval of the stockholders of the Company of the increase in the number of shares available for grants under the Incentive Plan:

                                New Plan Benefits

                   1995 Solo Serve Incentive Stock Option Plan

                  Name and Position                                         Number of Options*
                  -----------------                                         ------------------
Ross E. Bacon, Executive Vice President, Chief                                   135,000
Operating Officer, Chief Financial Officer,
Secretary and Treasurer

Terry Lalosh, Senior Vice President and General                                   50,000
Merchandise Manager

Mark J. Blankenship, Senior Vice President of                                     50,000
Planning and Allocation

Paul Baratz, Vice President - Director of Stores                                  40,000

Executive Group                                                                  235,000

Non-Executive Officer Employee Group                                              40,000

         * All such options were granted at an exercise price of $0.375 per share, which was the fair market value of a share of Common Stock determined by the Board of Directors on the date of grant.

Vote Required

         Approval of the Incentive Plan requires the affirmative votes of the holders of a majority of the outstanding shares present, or represented, and entitled to vote at the meeting.

         The Board of Directors recommend that the stockholders vote "FOR" Item No. 2 to approve the amendment of the Solo Serve Corporation 1995 Incentive Stock Option Incentive Plan.

                         ITEM 3: APPOINTMENT OF AUDITORS

         On September 18, 1997, as a result of the closing of its San Antonio office, the Company dismissed Price Waterhouse LLP ("Price Waterhouse") as its independent accountants as previously reported in the Company's Current Report on Form 8-K for that date. The dismissal was approved by the Audit Committee and the Company's Board of Directors. Price Waterhouse's reports on the financial statements for the two most recent fiscal years did not contain an adverse opinion, disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles, except that such reports included an explanatory paragraph expressing substantial doubt as to the Company's ability to continue as a going concern. Furthermore, during the two most recent fiscal years and through September 18, 1997, there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Price Waterhouse, would have caused that firm to make reference to the subject matter of such disagreements in its reports on the financial statements for such years.

         On September 18, 1997, the Company appointed Ernst & Young LLP ("Ernst & Young") as its independent accountants. During the two most recent fiscal years and through September 18, 1997, the Company had not consulted with Ernst & Young regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

         Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of stockholders, but the Board of Directors considers it appropriate for the stockholders to express or withhold their approval of the appointment. If stockholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the stockholders approve the appointment of Ernst & Young.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received in writing by the Company at its principal executive offices not later than February 1, 1999. The Company's principal executive offices are located at 1610 Cornerway Blvd., San Antonio, Texas 78219.

                               PROXY SOLICITATION

         The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or meetings with, stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

         The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

                                  OTHER MATTERS

         No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

         UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED HEREUNDER, THE COMPANY WILL FURNISH WITHOUT CHARGE TO SUCH PERSON A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED JANUARY 31, 1998. SUCH WRITTEN REQUEST IS TO BE DIRECTED TO THE ATTENTION OF ROSS E. BACON, SECRETARY, SOLO SERVE CORPORATION, 1610 CORNERWAY BLVD., SAN ANTONIO, TEXAS 78219.

                                      By Order of the Board of Directors


                                                  Ross E. Bacon
                                                  Secretary

Dated:  June 1, 1998.

                             SOLO SERVE CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1. ELECTION OF DIRECTORS:             FOR   WITHHELD   FOR             2. Proposal to Amend the       FOR     AGAINST    ABSTAIN
Stephen P. Reynolds, Charles L.       ALL   ALL        ALL                Solo Serve Corporation      [ ]       [ ]        [ ]
Gottsman, John C. Seiler, Ross E.                      EXCEPT             1995 Stock Incentive Plan.
Bacon, Charles A. Taylor, Charles     [ ]        [ ]      [ ]
M. Siegel, Christine Jo Richardson
                                                                       3. Approve the appointment     FOR     AGAINST    ABSTAIN
                                                                          of Ernst & Young LLP as     [ ]       [ ]        [ ]
                                                                          auditor for fiscal year
                                                                          ending 1-30-99.
--------------------------------
Nominee Exception(s)
                                                                       4. Other matters               FOR     AGAINST    ABSTAIN
                                                                                                      [ ]       [ ]        [ ]


                                                                    Dated:                                                  1998
                                                                          --------------------------------------------------

                                                                    ----------------------------------------------------------------
                                                                    Signature

                                                                    ----------------------------------------------------------------
                                                                    Signature if held jointly


PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.


Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized office. If a partnership, please sign in partnership name by authorized person.


                             SOLO SERVE CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS - JULY 15, 1998

The undersigned shareholder of Solo Serve Corporation, a Delaware corporation (the "Company"), hereby appoints Stephen P. Reynolds and John C. Seiler, and each of them as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated above, all the shares of common stock of Solo Serve Corporation which the undersigned may be entitled to vote at the 1998 Annual Meeting of Stockholders to be held on July 15, 1998 and any adjournment thereof, with all powers which the undersigned would possess if personally present.

The undersigned acknowledges receipt of the Notices of Annual Meeting of Stockholders and Proxy Statement of the Company dated June 1, 1998.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees names, and FOR Proposal Nos. 2, 3 and 4.